                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                   SCHEDULE TO

                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             -----------------------

                          THERMO INSTRUMENT SYSTEMS INC.
                            (Name of Subject Company)

                           THERMO ELECTRON CORPORATION
                                   (Offeror)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                                CUSIP 883559 10 6
                      (CUSIP Number of Class of Securities)

                             Seth H. Hoogasian, Esq.
                                 General Counsel
                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 with a copy to:

                             David E. Redlick, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109

                                 (617) 526-6000

                             -----------------------

                            CALCULATION OF FILING FEE



Transaction Valuation(1): $33,748,277          Amount of Filing Fee(2): $66,750
--------------------


(1) Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based upon (a) the maximum number of Thermo Electron Shares to be offered pursuant to the Offer and (b) the market value per share of Thermo Electron Shares, as established by the average of the high and low prices reported in the consolidated transaction reporting system as of April 20, 2000.

(2)      One-fiftieth of one percent of the Transaction Valuation.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         Amount Previously Paid:            $100,789
         Form or Registration No.:          Form S-4
         Filing Party:                      Thermo Electron Corporation
         Date Filed:                        April 24, 2000.


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X]      third-party tender offer subject to Rule 14d-1.

         [ ]      issuer tender offer subject to Rule 13e-4.

         [ ]      going-private transaction subject to Rule 13e-3.

         [X]      amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                            SCHEDULE 13D INFORMATION
         ----------------------------------------------------------------------
         1.       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Thermo Electron Corporation
                  IRS No. 04-2209186

         ----------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF  A MEMBER OF A GROUP*    (a) [ ]
                                                                        (b) [ ]
         ----------------------------------------------------------------------
         3.       SEC USE ONLY
         ----------------------------------------------------------------------

         4.       SOURCE OF FUNDS*

                  WC

         ----------------------------------------------------------------------
         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                    [ ]
         ----------------------------------------------------------------------
         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Delaware

         ----------------------------------------------------------------------
         NUMBER OF                  7.      SOLE VOTING POWER
         SHARES
         BENEFICIALLY                       114,602,387
         OWNED BY
                                    -------------------------------------------
         EACH
         REPORTING                  8.      SHARED VOTING POWER
         PERSON WITH
                                            0

         ----------------------------------------------------------------------
         9.       SOLE DISPOSITIVE POWER

                  114,602,387
         ----------------------------------------------------------------------
         10.      SHARED DISPOSITIVE POWER

                  0

         ----------------------------------------------------------------------
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  114,602,387
         ----------------------------------------------------------------------
         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                            [ ]
         ----------------------------------------------------------------------
         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  88.6%
         ----------------------------------------------------------------------
         14.      TYPE OF REPORTING PERSON*

                  CO

         ----------------------------------------------------------------------

         This Tender Offer Statement on Schedule TO relates to the offer by Thermo Electron Corporation, a Delaware corporation (the "Acquiror" or "Thermo Electron"), to exchange shares of common stock of the Acquiror, par value $1.00 per share (the "Thermo Electron Shares"), for shares of common stock, par value $0.10 per share (the "Shares"), of Thermo Instrument Systems Inc., a Delaware corporation (the "Company" or "Thermo Instrument"), at an exchange ratio of 0.85 Thermo Electron Shares for each Share (along with cash in lieu of fractional Thermo Electron Shares) upon the terms and subject to the conditions set forth in the Prospectus (subject to completion) dated April 24, 2000 (the "Prospectus"), incorporated herein by reference as Exhibit 12(a)(1), and in the related Letter of Transmittal (which, together with the Prospectus, and any amendments or supplements thereto, collectively constitute the "Offer"), which is incorporated herein by reference as Exhibit 12(a)(2). The information in the Prospectus under the captions "Questions And Answers About The Exchange Offer And The Merger", "Summary", "Risk Factors", "Information About Thermo Electron and Thermo Instrument", "Background To The Exchange Offer And The Merger", "The Exchange Offer", "Market Prices And Dividends", "The Merger; Appraisal Rights", "Federal Income Tax Consequences", "Comparison Of The Rights Of Holders Of Our Common Stock And The Rights Of Holders Of Thermo Instrument Common Stock", "Transactions With Related Parties", "Where You Can Find More Information" and "Thermo Electron Corporation Pro Forma Consolidated Condensed Financial Statements (Unaudited)" and Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermo Instrument") are incorporated herein by reference as set forth below.

ITEM 1.   SUMMARY TERM SHEET.

         See the sections of the Prospectus captioned "Questions And Answers About The Exchange Offer And The Merger" and "Summary".

ITEM 2.   SUBJECT COMPANY INFORMATION.

         (a) See the section of the Prospectus captioned "Information About Thermo Electron And Thermo Instrument".

         (b) See the section of the Prospectus captioned "Summary -- Share Ownership Information".

         (c) See the section of the Prospectus captioned "Market Prices And Dividends".

ITEM 3.   IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) See the sections of the Prospectus captioned "Summary" and "Information About Thermo Electron And Thermo Instrument" and Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermo Instrument").

         (b) See the section of the Prospectus captioned "Information About Thermo Electron And Thermo Instrument".

         (c) See Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermo Instrument").

ITEM 4.   TERMS OF THE TRANSACTION.

         (a) See the sections of the Prospectus captioned "Questions And Answers About The Exchange Offer And The Merger", "Summary", "Risk Factors -- Risks Related to the Exchange Offer and the Merger", "Risk Factors -- Risks Related to Our Reorganization", "Background To The Exchange Offer And The Merger -- Effects Of The Exchange Offer And The Merger", "The Exchange Offer -- Terms Of The Exchange Offer; Expiration Of The Exchange Offer", "The Exchange Offer --

Acceptance For Exchange And Exchange Of Shares", "The Exchange Offer -- Procedures For Accepting The Offer And Tendering Shares", "The Exchange Offer -- Withdrawal Rights", "Federal Income Tax Consequences" and "Comparison Of The Rights Of Holders Of Our Common Stock And The Rights Of Holders Of Thermo Instrument Common Stock".

ITEM 5.   PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (a) See the sections of the Prospectus captioned "Background To The Exchange Offer And The Merger - - Conflicts Of Interest" and "Transactions With Related Parties".

         (b) See the sections of the Prospectus captioned "Summary", "Background To The Exchange Offer - - Our Reorganization; Purpose And Reasons For The Exchange Offer And The Merger" and "Conduct Of Thermo Instrument's Business After The Offer And The Merger".

ITEM 6.   PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a) and (c)(1)-(7) See the sections of the Prospectus captioned "Questions And Answers About The Exchange Offer And The Merger", "Summary", "Background To The Exchange Offer And The Merger", "The Exchange Offer" and "The Merger; Appraisal Rights".

ITEM 7.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         (a), (b) and (d) See the sections of the Prospectus captioned "Summary" and "The Exchange Offer".

ITEM 8.   INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) See the sections of the Prospectus captioned "Summary - - Share Ownership Information" and "Background To The Exchange Offer And The Merger -- Conflicts of Interest" and Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermo Instrument").

         (b) See Annex B to the Prospectus ("Information Concerning Transactions In The Common Stock Of Thermo Instrument").

ITEM 9.   PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) See the sections of the Prospectus captioned "Questions And Answers About The Exchange Offer", "Summary" and "The Exchange Offer - - Fees And Expenses".

ITEM 10.  FINANCIAL STATEMENTS.

         (a) See the sections of the Prospectus captioned "Summary" and "Where You Can Find More Information".

         (b) See the section of the Prospectus captioned "Thermo Electron Corporation Pro Forma Consolidated Condensed Financial Statements (Unaudited)".


ITEM 11.  ADDITIONAL INFORMATION.

         (a)(1) None.

         (a)(2) See the section of the Prospectus captioned "The Exchange Offer -- Legal Matters; Regulatory Approvals".

         (a)(3) See the section of Prospectus captioned "The Exchange Offer -- Legal Matters; Regulatory Approvals".

         (a)(4) See the section of the Prospectus captioned "Background To The Exchange Offer And The Merger -- Effects Of The Exchange Offer And The Merger".

         (a)(5) None.

         (b) The information set forth in the Prospectus and the Letter of Transmittal is incorporated herein by reference.

ITEM 12.   EXHIBITS.

         (a)(1) Prospectus dated April 24, 2000 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(2) Form of Letter of Transmittal (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(3) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(4) Form of Letter from the Dealer Managers to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24,
                         2000).

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24,
                         2000).

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(7) Press Release issued by Thermo Electron on January 31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on January 31, 2000).

         (a)(8) Slide Presentation of Thermo Electron to Financial Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on February 7, 2000).

         (a)(9) Press Release issued by Thermo Electron on March 8, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on March 8, 2000).

         (a)(10) Press Release issued by Thermo Electron on April 13, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on April 13, 2000).

         (b)             None.

         (d)             None.

         (g)             None.

         (h) Opinion of Hale and Dorr LLP as to the material United States federal income tax consequences of the exchange offer and the merger (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).



                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            THERMO ELECTRON CORPORATION

                                            By: /s/ Theo Melas-Kyriazi
                                               ---------------------------------
                                                Name:  Theo Melas-Kyriazi
                                                Title: Vice President and Chief
                                                       Financial Officer


Date: April 24, 2000

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION
-------                      -----------
12(a)(1)                     Prospectus dated April 24, 2000 (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(2)                     Form of Letter of Transmittal (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(3)                     Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(4)                     Form of Letter from the Dealer Managers to Brokers, Dealers,
                             Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration
                             Statement on Form S-4 filed on April 24, 2000)

12(a)(5)                     Form of Letter to Clients for use by Brokers, Dealers,
                             Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration
                             Statement on Form S-4 filed on April 24, 2000)

12(a)(6)                     Guidelines for Certification of Taxpayer
                             Identification Number on Substitute Form W-9
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on April 24, 2000)


12(a)(7)                     Press Release issued by Thermo Electron on January
                             31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on January 31, 2000)

12(a)(8)                     Slide Presentation of Thermo Electron to Financial
                             Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on February 7, 2000)

12(a)(9)                     Press Release issued by Thermo Electron on March 8,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on March 8, 2000

12(a)(10)                    Press Release issued by Thermo Electron on April
                             13, 2000 (incorporated herein by reference to
                             Thermo Electron's prospectus filed pursuant to Rule
                             425 on April 13, 2000


12(b)                        None

12(d)                        None

12(g)                        None

12(h)                        Opinion of Hale and Dorr LLP as to the material
                             United States federal income tax consequences
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on April 24, 2000)
